Exhibit 99.1

Multi-Color Corporation Announces Subsequent Event

and Revised Earnings for Third Quarter of Fiscal 2007

Note: The following is a revised copy of Multi-Color Corporation’s press release announcing earnings for the quarter ended December 31, 2006. Subsequent to the Company’s earnings release on January 26, 2007, the Company was notified by the seller of a significant acquisition target that they were terminating negotiations with Multi-Color Corporation. As a result, the Company has recorded an additional pre-tax charge of approximately $759,000 ($474,000 after-tax) in the quarter ended December 31, 2006 related to accounting, legal, investment banking fees and other transaction costs. This $474,000 charge is in addition to the $1.4 million charge reported on November 22, 2006 related to an earlier terminated acquisition. Therefore the original earnings release dated January 26, 2007 should not be relied upon and is being revised by this earnings release.

CINCINNATI, OHIO, January 31, 2007 – Multi-Color Corporation (NASDAQ: LABL) today reported revised financial results for the third quarter ended December 31, 2006, compared with the same period a year ago.

Third quarter highlights included:

•	Net Sales increased to $56.0 million, slightly higher than the prior year quarter.

•	As previously announced on November 22, 2006, the Company recorded a $2.3 million ($1.4 million after-tax) charge for expenses related to a potential significant acquisition that was terminated during the quarter. In addition, the Company recorded a charge of $759,000 ($474,000 after-tax) for expenses related to a second potential acquisition that was terminated subsequent to its January 26, 2007 earning release. These charges, totaling $3.0 million ($1.9 million after-tax) reduced earning per share (EPS) by 28 cents.

•	Net Income decreased 44% to $1.5 million from $2.7 million, including the impact of the acquisition expenses.

•	EPS decreased 43% to 22 cents per diluted share from 40 cents, including the impact of the acquisition expenses.

•	Excluding the impact of the acquisition expenses, Adjusted Net Income increased 26% to $3.4 million and Adjusted EPS were up 25% to 50 cents per diluted share, from 40 cents.

The Company attributed the third quarter operating performance to solid sales gains in the Decorating Solutions segment and improved productivity in the Packaging Services segment.

“Although we have recently experienced our second terminated acquisition, we will continue to pursue better opportunities that meet our growth strategies and are in the best interests of our shareholders,” said Frank Gerace, President and CEO of Multi-Color Corporation.

“Excluding the impact of the acquisition expenses that reduced our reported earnings, we delivered solid operational results in the third quarter in both of our operating segments. I’m especially pleased with the productivity improvements in our Packaging Services segment and encouraged by the continued sales growth we are experiencing in our core label business,” concluded Gerace.

For the nine month period ended December 31, 2006, Multi-Color’s net sales increased 8% to $163.9 million due to organic sales growth in the Decorating Solutions segment. Net Income and diluted EPS increased 7% and 6%, respectively, to $7.1 million and $1.05 per share. Excluding the impact of the acquisition expenses recorded in the third quarter of Fiscal 2007, Adjusted Net Income and Adjusted diluted EPS increased 35% and 34%, respectively, to $9.0 million and $1.33 per share.

The Company incurred non-cash stock compensation expenses of $217,000 ($133,000 after-tax) for the quarter and $600,000 ($368,000 after-tax) for the nine month period ended December 31, 2006 resulting from the adoption of SFAS 123R, “Accounting for Stock Based Compensation.” This expense reduced EPS by 2 cents for the quarter and 5 cents for the nine month period ended December 31, 2006 compared to the prior year.

In addition, during the nine months ended December 31, 2006, the Company reduced its debt by 63% or $17.4 million and paid shareholder dividends of $1.0 million, as a result of strong operating cash flows.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital; cost and price changes; availability of raw materials; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; increases in general interest rate levels affecting the Company’s interest costs; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color ( http://www.multicolorcorp.com )

Cincinnati, Ohio based Multi-Color Corporation is a premier global resource of innovative decorating solutions and packaging services to consumer product and food and beverage companies, national retailers and container manufacturers worldwide. Multi-Color is one of the world’s largest producers of in-mold labels (IMLs) and heat transfer labels (HTLs), and a major manufacturer of high-quality cut-and-stack and pressure sensitive labels and shrink sleeves. The Company’s Packaging Services Division, Quick Pak, is a leading provider of promotional packaging, assembly and fulfillment services. Multi-Color has nine manufacturing locations in the United States. Its products are shipped to more than 650 customers in the United States, Canada, Mexico, and Central and South America.

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended		Nine Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Sales	$56,041	$55,796	$164,260	$152,500
Intersegment	—	(233)	(318)	(545)

Net Sales	56,041	55,563	163,942	151,955
Cost of Goods Sold	45,409	46,151	133,862	126,754

Gross Profit	10,632	9,412	30,080	25,201
Selling, General & Administrative	5,147	4,380	14,985	12,683
Acquisition Expense	3,048	—	3,048	—

Operating Income	2,437	5,032	12,047	12,518
Other (Income) Expense	(258)	(16)	(353)	(62)
Interest Expense	250	451	1,005	1,450

Income before Taxes	2,445	4,597	11,395	11,130
Provision for Taxes	916	1,879	4,252	4,452

Net Income	$1,529	$2,718	$7,143	$6,678

Basic Earnings Per Share	$0.23	$0.42	$1.08	$1.03
Diluted Earnings Per Share	$0.22	$0.40	$1.05	$0.99

Basic Shares Outstanding	6,608	6,528	6,591	6,512
Diluted Shares Outstanding	6,822	6,728	6,800	6,725

	Selected Segment Information (in 000’s) Unaudited
Decorating Solutions
Net Sales	$46,958	$44,304	$142,135	$130,431
Gross Profit	8,642	8,116	27,157	23,950
Gross Margin	18%	18%	19%	18%
Acquisition Expense	3,048	—	3,048	—
Income Before Taxes	858	3,843	9,702	11,253

Packaging Services
Net Sales	$9,083	$11,492	$22,125	$22,069
Gross Profit	1,990	1,296	2,923	1,251
Gross Margin	22%	11%	13%	6%
Income (Loss) before Taxes	1,587	754	1,693	(123)

	Selected Balance Sheet Information (in 000’s) Unaudited
	December 31, 2006	March 31, 2006
Current Assets	$42,827	$49,086
Total Assets	$103,007	$113,634
Current Liabilities	$28,840	$29,515
Total Liabilities	$42,631	$60,630
Stockholders’ Equity	$60,376	$53,004
Total Debt	$10,424	$27,801

Certain prior year amounts have been reclassified to conform with current year reporting.

For more information, please contact:

Dawn H. Bertsche

Senior Vice President-Finance and Chief Financial Officer

Multi-Color Corporation, (513) 345-1108